***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F. R. Sec. 200.80(b)(4),
200.83 and 240.24b-2

     THIS EXABYTE MANUFACTURING AND PURCHASE AGREEMENT ("Agreement"), dated this 1st day of March 2001 among Hitachi, Ltd., a Japanese corporation having its principal place of business at 6, Kanda-Surugadai 4-chome, Chiyoda-ku, Tokyo 101-8010, Japan ("Seller"), Nihon Exabyte Corporation, a Japanese corporation having its principal place of business at Kioicho TBR Building 1214, 5-7 Koujimachi, Chiyoda-ku, Tokyo 102, Japan ("Buyer"), and Exabyte Corporation, a Delaware Corporation of the United States of America, located at 1685 38th Street, Boulder, Colorado 80301 U.S.A. ("Exabyte"), also known as the parties, agree as follows:

     WHEREAS, Buyer is a wholly-owned subsidiary of Exabyte in Japan, engaged in the business of purchasing various components for resale to Exabyte and to other approved parties; and

     WHEREAS, pursuant to a Development Agreement between Exabyte and Seller dated December 20, 1999 (the "Development Agreement") Seller designed and developed an 8mm drum for data storage application for use in certain Exabyte products (the "H2 Drum"); and

     WHEREAS, on a Best Efforts (defined below) basis, Seller desires to sell to Exabyte and Buyer, and Exabyte and Buyer desire to purchase from Seller, Product (as hereinafter defined), subject to the terms and conditions of this Agreement as follows:

1.      DEFINITIONS

Whenever used in this Agreement, the following terms shall have their meanings as assigned below, except where the context clearly requires otherwise.

     1.1      "Base Product" means the tape load deck assembly for the Product (defined below) based upon the design parameters developed by Exabyte.

     1.2     "H2 Drum" shall mean an 8mm drum for data storage application that is designed by Seller for use in certain Exabyte products.

     1.3     "Product" means an 8mm storage device consisting of (a) a Base Product and/or (b) a H2 Drum manufactured, assembled and/or sold by Seller to Exabyte, all as set forth in the Specifications (defined below) and listed in Appendix I of this Agreement, as amended from time to time by written agreement of the parties.

     1.4     "Best Effort" means the highest degree of effort possible under the circumstances as a commercially reasonable and diligent attempt to accomplish the object of this Agreement subject only to Force Majeure events (as defined in Section 9.10 of this Agreement) to excuse performance.

     1.5     "Confidential Information" has the meaning stated in Section 7 of this Agreement.

     1.6     "Exabyte" and "Seller" also means, in addition to the entities as described in the above opening paragraph, any other entity controlling, controlled by or under common control with the respective party, but only so long as such control exists. For purposes of this Agreement, control shall mean the possession directly or indirectly of more than fifty percent (50%) of the ownership through voting, securities or otherwise or the power to direct or cause directly or indirectly the direction of management and direction of the entities.

     1.7     "Funded Tooling" means any device used in the manufacture of Product paid for partially or wholly by Exabyte. See Appendix V.

     1.8     "Intellectual Property" means a patent, trademark, copyright, trade secret, trade name, license or know-how and associated or other industrial rights or intellectual property rights or proprietary rights, whether or not registered, filed, applied for or the like.

     1.9     "Notice" and "Notify" mean written notice in accordance with Section 9.4 of this Agreement.

     1.10    "Spare Parts" means all parts or components of Product (as defined in Section 1.3 above) which are listed in Appendix I of this Agreement as amended from time to time by written agreement of the parties.

     1.11    "Specifications" means (a) the design parameters for the H2 Drum developed by Seller and (b) the specifications, including physical and performance parameters, for the Product including the Base Product and the H2 Drum as set forth in Exhibit A as amended from time to time by written agreement of the Parties.

     1.12    "US" means the United States of America.

2.      SCOPE OF AGREEMENT

     2.1     Term of Agreement

          This Agreement shall become effective upon the date of the last valid, authorized signature applied hereto. This Agreement shall expire thirty-six (36) months thereafter unless terminated earlier pursuant to Section 6 and shall be automatically extended for two additional twelve (12) month periods, unless Buyer or Exabyte notifies Seller in writing at least ninety (90) days prior to the beginning of such period that it desires not to renew.

     2.2     Marketing Rights

          Subject to all the terms and conditions of this Agreement, Seller grants to Exabyte and Exabyte's distributors and resellers, an irrevocable, non-exclusive, royalty-free license under all of Seller's pertinent Intellectual Property to use, modify, promote, lease, rent, distribute and re-sell Product throughout the world. Notwithstanding anything in this Agreement, this license shall expire one (1) year after the termination or expiration of this Agreement or until Exabyte has procured a replacement for Product, whichever is earlier.

3.      TERMS OF PRODUCT SALE

     3.1     Price for Product

          The price(s) which the Buyer shall pay the Seller for the Product sold pursuant to this Agreement are set out in Appendix I to this Agreement. All prices listed in Appendix I are in Japanese yen, Ex go down, Buyer's dock in Japan. Appendix II contains the pricing for Spare Parts. Such prices are exclusive of shipping, tax, duties or tariffs but include packaging for standard shipment. Exabyte has the unilateral right to set any resale price for the Product.

          3.1.1.      Price Changes

               The price(s) to be paid by Exabyte for Product shall be set forth in Appendix I except that Seller may decrease Exabyte's price at any time. Any change to the prices set forth in Appendix I shall be identified by an amendment to Appendix I which shall be approved by authorized representatives of the parties.

          3.1.2.      Approval of Additional Charges

               Exabyte shall not be liable for any expenses or other charges not expressly identified in this Agreement or approved in writing by Exabyte.

3.2.      Payment for Product

          3.2.1.      Invoicing

               Seller shall submit monthly invoices to Buyer after shipment of Product as described on the purchase orders. Payment in full is due within [...***...] days of invoice date. Payment is conditional on acceptance of Product by Exabyte. Payment of invoices shall not be deemed acceptance of Product.

               Payment shall be made by check or wire transfer by Buyer to:
                [...***...]
                [...***...]

          3.2.2.      Taxes

               The price(s) for the Product listed in Appendix I do not include sales, use, excise or similar taxes levied by any government on Seller's sale of Product to Exabyte. Exabyte shall be responsible for the payment of such taxes, duties or tariffs.

          3.2.3.      Exabyte as Guarantor

               Exabyte hereby agrees to act as guarantor for all payments to be made by Buyer hereunder.

          3.2.4     Foreign Exchange

               All Prices shall be in Japanese yen. The parties agree that at the time of execution of this agreement the exchange rate is one hundred seven (107) Japanese yen to one (1) U.S. dollar. At such time as the yen /dollar exchange rate, quoted in The Wall Street Journal, on average, drops below 92.625 yen/dollar or exceeds 121.375 yen/dollar over the previous ninety (90) day period, the parties agree to share equally in the effects of such exchange rate variance, and will adjust Product price accordingly.

*Confidential Treatment Requested

     3.3     Purchase Order and Acceptance

          3.3.1.      Purchase Orders

               Buyer shall issue monthly purchase orders (or releases against a blanket purchase order) [...***...] days prior to the initial ship date of Product pursuant to that purchase order (or release). Seller agrees not to ship Product without an Exabyte or Buyer purchase order (or release) for that shipment. Purchase orders shall include the following information, if appropriate:

          (i)      model and revision level of Product;

          (ii)      quantity of Product to be purchased;

          (iii)      unit price and total purchase order price;

          (iv)      delivery location, dates and instructions;

          (v)      name of Exabyte contact person; and

          (vi)      invoicing instructions.

          3.3.2.      Acceptance of Forecast and Purchase Orders

               (a)      Seller shall accept all of Buyer's purchase orders issued in accordance with the provisions of this Agreement and shall provide Exabyte with Notice thereof within seven (7) business days from Seller's receipt.

               (b)      Buyer and/ or Exabyte will provide Seller with a minimum of four (4) one-month rolling purchase orders plus a six-month rolling forecast with Exabyte's expected Product purchase volume. Seller will purchase materials against Buyer's purchase orders and forecast based upon the purchase policy stated below and consistent with Appendix IV.

               Buyer and/or Exabyte may not decrease any quantities to be delivered during the first four (4) week period and the parties agree to negotiate in good faith any requests to increase quantities during this period.

               Commencing with the second four (4) week period, the parties hereto agree to negotiate in good faith any requests for additional changes in quantities.

               (c)      In this Section 3.3.2., the term "Product" does not include Spare Parts, therefore no forecast shall be furnished for Spare Parts. Seller will Notify Exabyte within seven (7) business days of its acceptance of Buyer's and/or Exabyte's latest forecasted purchase volume and Product delivery schedule, or will propose a revision thereto. Seller's acceptance represents a commitment to deliver Product in substantial conformance with the forecast.

          3.3.3.      Procurement of Components

               Seller will only purchase materials for Product against accepted purchase orders and consistent with Appendix IV. The forecast described in Section 3.3.2 above does not represent any assurance to purchase Product on Exabyte's part, and Seller shall not rely upon it to make any commitments to third parties, such as purchasing components or materials for the manufacture of the Product, other than described in Appendix IV.

*Confidential Treatment Requested

     3.4     Postponement and Rescheduling Shipments

          Except as provided below, Buyer may delay the shipment of all or part of a Product order by no more than [...***...] days from its originally scheduled delivery date.

          The parties agree to negotiate in good faith Buyer's requests for changes in Product quantities on order or to postpone shipment of all or part of a Product order for more than [...***...] days from its originally scheduled delivery date. For any such postponed order, Buyer agrees to accept twenty percent (20%) of the postponed order each month starting on the [...***...] day and continuing monthly until such order has been shipped.

     3.5     Shipment

          3.5.1.      Shipment Terms

               Title and risk of loss shall pass to Exabyte and Buyer upon delivery of Product to Buyer's receiving dock in Japan as identified in the purchase order specified in Section 3.3.1. All claims for shipping damages shall be resolved between Seller, carriers or freight forwarders handling the Product and the insurance companies and agents responsible for adjusting such claims, Exabyte and Buyer shall have no responsibility with respect thereto.

          3.5.2.      Packaging

               Seller shall package and ship Product according to Exabyte's instructions, including those contained in Exhibit C, in a manner assuring protection and timely delivery of Product, and conformity with all applicable regulations and laws of every applicable governmental jurisdiction. All shipping containers shall be plainly and permanently marked with Seller's part number, Exabyte's part number, and Product serial number range in human-readable form and bar-code format. Shipping containers shall indicate the Product quantity, number of cartons, and carry any markings required by Exabyte. The Product price in Appendix I includes the cost of packaging for normal shipment.

          3.5.3.      Shipping Documents

               Any applicable shipping documents shall be placed inside the shipping container.

          3.5.4.      Delinquent Shipments

               Seller shall Notify Exabyte and Buyer, as soon as Seller has knowledge that it will not or it probably will not meet agreed-upon delivery dates. In the event a delay is caused by Seller, Seller shall provide Exabyte with an explanation for, take steps to remedy, and offer a remedial schedule to recover from, any actual or expected delinquency. Seller agrees shipments of Product to Exabyte shall not be delayed or preempted by Seller's other customers.

               During the period of delinquency by Seller when such delinquency is caused by Seller, Seller agrees to pay all costs to ship Product in the most expeditious manner to locations designated by Exabyte.

*Confidential Treatment Requested

          3.5.5.      Overshipments

               Exabyte need not accept Product delivered prior to its proper delivery date or shipments of Product in quantities exceeding the ordered amount. Such shipments will be held by Exabyte at Seller's risk and expense for a reasonable time awaiting return shipping instructions and Seller shall pay return freight charges. However, Exabyte may at Exabyte's sole option, elect to accept such shipments.

     3.6     Product Testing; Specifications

          Prior to shipment, Seller shall test or inspect Product to ensure compliance with the Specifications. A complete record of such testing or inspection shall be kept by Seller and made available to Exabyte upon request. Exabyte may, upon reasonable request and at its sole expense, witness all Product tests carried out by Seller. Seller agrees to exercise due care and to apply applicable industry standards of workmanship to the design, production and supply of Product. Seller agrees to notify Exabyte upon discovery of ambiguities in the Specifications.

     3.7     Product Inspection, Acceptance, Rejection

          3.7.1.      Source Inspection of Product and Processes

                    At its own expense, Exabyte may conduct inspections at Seller's factory or, at the source of supply of Product to confirm compliance with the Specifications. Seller agrees to facilitate Exabyte's requests for inspections at the source of the supply of Product on a Best Efforts basis. Such source inspections do not relieve Seller of its obligation to deliver conforming Product and do not constitute acceptance testing. Seller will provide inspection equipment and adequate space within reasonable proximity to Product at no cost to Exabyte. Seller agrees to implement Exabyte's proper suggestions to improve processes relating to Product.

          3.7.2.      Acceptance

                    Product shall be deemed accepted ninety (90) days from receipt of Product unless Exabyte or Buyer provides Notice of rejection sooner. Acceptance of any non-conforming Product or shipment shall not constitute a waiver of:

               (i)      that or future Product's need to conform with the requirements of this Agreement and the Specifications,

               (ii)      Seller's need to supply Product in compliance with the latest express delivery schedule under Section 3.4; or

               (iii)      any other Exabyte or Buyer rights.

          3.7.3.      Rejection and Remedies

               Exabyte or Buyer may reject Product shipments in whole or in part that do not conform with the requirements of this Agreement and the Specifications. Seller agrees to immediately cure shortages, incorrect material, or other errors at Exabyte's option but in no event later than twenty (20) days after receipt of the non-conforming shipment. Seller grants to Exabyte a security interest in all Product to the extent Exabyte has made unearned payments to Seller.

          3.7.4.      Return of Product

               At Exabyte's option, Exabyte may return to Seller, at Seller's expense, nonconforming Product for credit or replacement. At Seller's option, Seller may request Exabyte to scrap such Product in lieu of incurring the return shipping cost. Seller shall exercise its Best Efforts to replace nonconforming Product as soon as possible in the event Exabyte elects to receive replacement Product. Seller agrees to pay all reasonable costs incurred by Exabyte relating to nonconforming Product including, but not limited to, return freight and shipment of replacement Product. Seller will issue a Return Material Authorization (RMA) number within five (5) business days after Exabyte Notifies Seller of any Product to be returned. Seller must diagnose returned Product and inform Exabyte within fifteen (15) business days after Seller's receipt of rejected Product of the results of its failure analysis and the corrective action taken or planned.

4.      PRODUCT SUPPORT

     4.1     Engineering Support

          Each party will support the other party's engineering, prototype, and production requirements with customary engineering and technical support. Each party will participate in engineering reviews upon the other party's request regarding design changes, manufacturability, durability, compatibility and testability.

     4.2.      Exabyte Property for Seller's Use

          Exabyte may offer Seller the use of Exabyte's property, including tooling and test equipment. Such property shall be set forth in Appendix V, and shall be owned exclusively by Exabyte. Seller will not, nor will it allow any third party to, encumber, pledge or hypothecate such property. Such property shall remain under the exclusive control of Seller and be used exclusively for Exabyte's sole benefit. Exabyte may enter Seller's premises and remove Exabyte's property with five (5) days' prior notice provided that the removal of any Exabyte property does not: i) interfere with Seller's ability to perform under this Agreement; or ii) unreasonably interfere with Seller's activities.

          Seller, at its own expense, shall be responsible to store, insure, protect, preserve, repair and maintain Exabyte property, including Funded Tooling in accordance with Seller's usual practices (reasonable wear and tear excepted). Exabyte shall provide Seller with spare parts and support reasonably required to maintain and repair such Exabyte property.

     4.3.      Technical Support

          (a)      Each party will provide the other party with technical support for the Product as specified in the Quality Plan.

          (b)      Exabyte shall have the right to continued support of Product at Seller's then-current rates for five (5) years commencing from the termination or expiration of this Agreement for any reason.

     4.4.      Exabyte-Provided Computer Software

          In the event Exabyte provides computer software, which may or may not be subject to copyright law, for Seller's use:

          Seller shall use the computer software and related documentation solely for the purpose of performing under this Agreement;

          Seller shall not copy, reverse engineer, disassemble or decompile any of the computer software; and

          Seller agrees to abide by the applicable software license agreement, which Exabyte shall provide to Seller from time to time.

          Exabyte shall provide to Seller any applicable updates of the software.

          Exabyte may, at its own expense, audit Seller's use of the computer software.

5.      PRODUCT SUPPLY

     5.1.      Quarterly Business Reviews

          The parties agree to hold a business review meeting from time to time but at least once every ninety (90) days for the purpose of discussing business issues related to business matters, forecast and sales status and Product manufacturing and supply as described in the Quality Plan, attached as Exhibit B. The parties shall explore methods to improve quality and service, and reduce Product lead time, cost and price.

     5.2.      Maintenance of Product Quality and Process Control

          5.2.1     Stability of Design, Process, and Personnel

               Seller will Notify Exabyte prior to any changes to Product, its manufacturing process, or relevant employment changes affecting Seller's key personnel assigned to support Exabyte's business. Seller will not make any changes that affect the Product's form, fit or function without Exabyte's prior written approval.

          5.2.2.      Quality

               Seller must provide Product of quality acceptable to Exabyte in its sole discretion. Product and its manufacturing processes must meet the quality requirements set forth in the Quality Plan, attached as Exhibit B. For the H2 Drum, Seller shall be solely responsible for the quality of the materials and components of its suppliers.

               For those suppliers that Exabyte requires Seller to use in its manufacture of the Base Product and supply of Product, Exabyte shall be responsible for the development and implementation of the quality plan for such suppliers, addressing both quality and capacity parameters. Upon notification from Seller, Exabyte shall resolve any component design related issues with the applicable supplier. Seller shall be responsible for the day-to-day activities associated with the quality of materials including, but not limited to, incoming lot inspection to confirm the materials and components meet the applicable specification, supplier corrective action and resolution of materials components manufacturing issues.

          5.2.3.      Manufacturing Processes

               Seller will provide Exabyte with documentation of all related manufacturing, maintenance, and quality control processes, including types of data available and maintained. Seller shall not make any changes to the processes affecting the Product. Seller agrees modifications or implementing new processes shall be governed by the Quality Plan.

          5.2.4.      Engineering Change Orders

               (a)      From time to time, Seller may request permission from Exabyte, or Seller may be requested by Exabyte, to implement Engineering Change Orders affecting the Product or its manufacturing processes ("ECO"). Seller shall effectively manage ECOs to minimize scrap or rework while maximizing price reduction, quality and performance of Product or processes relating to its supply. Each party shall Notify the other of all proposed ECOs and provide a sample of the pertinent ECO. Each party agrees to supply the appropriate documentation to support the other party's investigation of the impact of the proposed ECO.

               (b)      In the event Seller proposes an ECO, Seller shall provide Exabyte with prompt Notice and a copy of the ECO. Seller shall provide all necessary information to Exabyte to permit a proper evaluation of the ECO including a written estimate of costs to be paid by Exabyte (if any) and the commencement date for the proposed ECO. Seller shall not implement any ECO without Exabyte's written approval. Exabyte may accept or reject any such proposed ECOs. Exabyte will advise Seller whether to allow Seller to implement its proposed ECO within a reasonable time after Seller provides complete information as described above and in the Quality Plan. The parties shall share equally any cost savings resulting from Seller's ECO initiative.

               (c)      In the event Exabyte proposes an ECO, Seller shall report to Exabyte all substantial costs to implement the ECO, including costs for obsolete material, within ten (10) business days or as mutually agreed to from the date of Exabyte's request for an ECO. If new material is required for the ECO, the implementation date and the new cost will be mutually agreed upon. The parties agree that any agreed upon implementation date shall allow Seller adequate lead time for Seller to procure the required new material. The entire cost savings resulting from Exabyte-initiated ECOs will be applied directly to reduce the purchase price to Exabyte.

     5.3.      Exclusivity

          Seller agrees not to sell Product to any party other than Exabyte unless such party is identified and approved in writing by Exabyte and incorporated into this Agreement.

     5.4.      Continuity of Supply

          5.4.1.      Procurement of Components

               Should Seller require more than the defined lead-time to acquire certain raw materials, Seller shall identify such raw materials and required lead times. Exabyte will then authorize in writing Seller's procurement of such raw materials and, in the event of termination of this Agreement, Exabyte's liability for the cost of such raw materials and the associated work-in-process, is limited to the quantity which Exabyte approved in writing. Seller shall provide unique long-lead time components exception list in Appendix IV.

          5.4.2.      Supply Shortfall

               If Seller is unable to meet Exabyte's demand for Product due to supply constraints, Seller agrees:

               (i)      to allocate at least the same percentage of its factory production of Product that was allocated to Product prior to such constraints as averaged over the last four (4) months of full production until such time as Seller is able to meet Exabyte's demand for Product; and

               (ii)      that Exabyte may suspend orders given to Seller until the time when Seller is able to meet Exabyte's demand for Product.

          5.4.3.      Disaster Recovery Plan

               Seller agrees to develop a disaster recovery plan, reasonably acceptable to Exabyte, to assure the continued supply of Product. Such disaster recovery plan shall be submitted to Exabyte before the first shipment of Product.

          5.4.4.      Supply of Spare Parts

               Seller shall offer for sale Spare Parts necessary for the maintenance of Product during the term of this Agreement and for a period of seven (7) years after the date of delivery of the last Product under this Agreement. Spare Parts shall be interchangeable with and of the same quality as those installed in Product and will be produced or inspected by Seller, in the same manner and according to the same procedure as Seller uses for parts installed in Product.

     5.5.      Product and Spare Parts Warranties

          Seller warrants (a) that the H2 Drum will operate pursuant to the agreed upon parameters under the Development Agreement and (b) the Product will meet the Specifications and the Quality Plan set forth in Exhibit B and be free of defects in material or workmanship under normal use and service for [...***...] months from the time of shipment. Seller shall, at its option and expense, repair or replace such nonconforming or defective Product within thirty (30) days of Seller's receipt of such Product returned by Exabyte. At Exabyte's option and request, Seller shall exercise its Best Efforts to ship replacement Product at Seller's expense as soon as possible. Seller shall not be required to remove or install Product from or into Exabyte's product(s) or system(s) for the purpose of such repair or replacement. Abuse or accident resulting in damage to Product shall void this warranty with respect to such damage. The return of Product shall be governed by Section 3.8.4 above.

*Confidential Treatment Requested

          5.5.1.      Epidemic Failure

               An epidemic failure of Product occurs when a hidden defect causes a significant percentage of Product to fail in Exabyte's application and more Product have the potential to fail due to the same defect. The aforementioned percentage measures the actual failures of Product within some population of Product that share a common production characteristic or event related to the defect such as time of manufacture (same lot, batch or version), or that contain an identical suspect element or have undergone a unique suspect process that could have produced the defect ("Population"). A calculation resulting in a greater than [...***...] failure rate in the field population of Product shipped in the immediate past twelve (12) months is deemed significant. In the event of epidemic failure, Exabyte shall immediately notify Seller. In the event the epidemic failure is solely related to Seller's actions, Seller agrees to expedite the replacement or repair of all Product in the Population, immediately remedy the root cause of the defect and pay reasonable costs associated with any remedial action. In the event the Epidemic failure is due to the actions of both Seller and Exabyte, each party agrees to cooperate with the other party to expedite the replacement or repair of all Product in the Population, immediately remedy the root cause of the defect and negotiate in good faith the payment of costs associated with the remedial action, based upon the each party's rate of contribution for the failure. Epidemic failure excludes:

               (i)      Product failures directly due to action(s) that void the Product warranty under this Agreement;

               (ii)      non-conformities expressly approved by Exabyte; and

               (iii)      failures occurring in the Population more than one (1) year from the date of Product sale to Exabyte.

          5.5.2.      Title

               Seller warrants that at the time of delivery and thereafter, title to Product shall be free and clear of all liens, encumbrances, or other claims.

          5.5.3.      Product Warranty Pass-Through

               Seller shall pass-through all Product warranties which it receives from the applicable material and component suppliers intact to Exabyte. Seller agrees Product warranties attach to the Product and shall follow the Product through the stream of commerce to the end user.

          5.5.4.      Warranty Disclaimer

               EXCEPT AS SET FORTH HEREIN, SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     5.6.      General Warranties

          Seller represents, warrants and agrees that:

          (a)      Seller has the full right and power to enter into this Agreement and its performance hereunder does not conflict with or cause a breach under any agreement, license or other instrument, law, rule, order or regulation binding Seller or relating to Product;

*Confidential Treatment Requested

          (b)      Seller has no reason to expect any imminent major threats to its business including but not limited to: loss of financing, a key employee or a large customer; supply constraints; or lawsuits or other legal action;

          (c)      Seller is the owner of (or otherwise has the proper authority to), Product and agrees to maintain, all rights, title and interest in and to the Product and all related Intellectual Property not owned or controlled by Exabyte;

          (d)      Product furnished by Seller to Exabyte shall be free and clear of any and all encumbrances and/or liens of any nature whatsoever;

          (e)      Seller shall perform services associated with the Product in a good and workmanlike manner and in conformance with this Agreement;

          (f)      Seller has not used or disclosed, in an unauthorized manner, any Confidential Information or Intellectual Property of third parties in its creation of the H2 Drum or supply of the Product,

          (g)       The H2 Drum does not infringe any third party's Intellectual Property; and

          (h)      Product can be lawfully exported from Japan without obtaining any validated export licenses.

     5.7     Limitation of Liability

          5.7.1     Limitation on Damages

               In no case shall EITHER PARTY be LIABLE TO THE OTHER PARTY for ANY indirect, punitive, special, incidental or consequential damages, in connection with or arising out of this Agreement (including loss of profit, use, data or other economic advantage), however it arises, whether for breach of this Agreement, including breach of warranty, or in tort, even if Exabyte has been previously advised of the possibility of such damage.

          5.7.2.      Intellectual Property Indemnification

               Seller shall defend, indemnify and hold Exabyte, its directors, officers, employees, agents, affiliates, assignees, subcontractors and customers harmless against any and all liability arising from or in connection with any claim, demand, fee, obligation or action ("Claim") that:

               (i)      the H2 Drum infringes a third party's Intellectual Property;

               (ii)      Seller's manufacture or assembly of the H2 Drum in conjunction with the Base Product infringes a third party's Intellectual Property; or

               (iii)      arises due to Seller's neglect in removing symbols, words, numbers or marks from the H2 Drum rejected, returned or not purchased by Exabyte.

                (a)      Should the H2 Drum become, or in either party's opinion, be likely to become, the subject of such a Claim, then Seller shall, at Seller's expense, use its Best Efforts to procure for Exabyte the right to continue using the H2 Drum . If Seller cannot procure such a right for Exabyte's benefit, Seller shall replace or modify the H2 Drum to eliminate the infringement and pay all of Exabyte's costs due to the infringement. Seller's obligations as set forth in this Section are conditioned on the following:

               (i)      Exabyte must provide reasonably prompt Notice to Seller of such Claim;

               (ii)      Seller must have the option to have sole control of the defense of any action on such Claim subject only to Exabyte's reasonable consent of any settlement;

               (iii)      Exabyte must provide reasonable assistance to Seller at Seller's expense in defending such Claim;

               (iv)      Exabyte must not have materially altered the H2 Drum in a manner giving rise to the Claim;

               (v)      Exabyte must use updated the H2 Drum provided by Seller for the purpose of eliminating infringement; and

               (vi)      the Claim must arise solely from the Specification related to the Base Product.

          5.7.3.      Survival

               The provisions in this Section 5.7 shall survive for five (5) years after termination or expiration of this Agreement.

6.      TERMINATION

     6.1.      Termination by Mutual Consent

          This Agreement shall be subject to termination prior to the initial term at any time by mutual consent of the parties, evidenced by a written agreement provided for termination.

     6.2.      Termination by Bankruptcy

          This Agreement may be immediately terminated by the Seller if Exabyte, or by Exabyte if Seller, files a voluntary petition in bankruptcy or under any similar insolvency law, makes an assignment for the benefit of its creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against it, or if a receiver is appointed for, or a levy or attachment is made against all or substantially all of its assets, and such petition is not dismissed or such receiver or levy or attachment is not discharged within sixty (60) days after the filing or appointment thereof.

     6.3.      Termination by Exabyte

          Exabyte shall have the right to terminate this Agreement without cause upon nine (9) months' advance written notice to Seller.

     6.4.      Effects of Termination by Exabyte

          In the event either party terminates this Agreement, the parties agree as follows:

          6.4.1.      Transition Period

               Upon termination or expiration of this Agreement, for any reason, a transition period will commence lasting for a time period as may be mutually agreed to, but in no case for less time than necessary to transfer Seller's obligations undertaken by this Agreement to Exabyte and in no case longer than one (1) year from the effective date of the termination. Such transition period shall start on the effective day of the Notice as provided for in Section 9.5.

               Both parties will make commercially reasonable efforts to execute a mutually acceptable transition plan for the transfer of the manufacture and supply of Product (the "Plan") within thirty (30) days of the effective date of the Notice of termination. Should the parties fail to execute such a Plan in the prescribed time frame, Exabyte shall provide a reasonable Plan to Seller. Seller agrees to make best effort to comply with the Plan submitted by Exabyte.

          6.4.2.      Transition Plan

               The Plan shall detail a timetable to address how the transfer of the manufacturing of Product shall take place and will establish the process whereby Funded Tooling as listed in Appendix V, shall be transferred and including but not limited to the following: suspending all assembly operation and production required by purchase orders, delivering completed Products, returning any loaned or leased equipment and work-in-progress reporting.

               Exabyte shall be liable for payment for any unamortized portion of Funded Tooling, which may exist upon completion of the transition period.

          6.4.3.      Supply of Product

               Seller agrees to continue to manufacture and ship the Product during the transition period and further agrees to fully comply with the terms and conditions of the Agreement until the completion of the transfer of the manufacturing of Product to Exabyte or as otherwise agreed.

          6.4.4.      Right of Entry

               Exabyte may, at its option, and by giving Seller reasonable notice, enter any facility maintained by Seller or it affiliates (including any Seller subcontractor Facility) at which any materials and equipment listed in Appendix V are located and retrieve such materials and equipment. Seller agrees to cooperate with Exabyte and hereby grants to Exabyte the right of entry on its property for this limited purpose. Any such removal of Exabyte property shall not unreasonably interfere with Seller's activities.

          6.4.5.      Survival of Certain Terms

               The provisions of Sections 5.5, 5.7, 6.4, 6.5, 7 and 9.3 and shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon the completion of the transfer of the manufacturing of Product as certified by Exabyte in writing. Such certification shall not be unreasonably withheld.

     6.5.      License Under Termination

          In the event Exabyte terminates this Agreement for cause of Seller, Seller grants to Exabyte an perpetual, irrevocable, non-exclusive, world-wide, license, together with the right to sublicense, to Seller's Intellectual Property and supportive technologies related to Product to make, have made, use, sell, lease, or otherwise dispose of Product in order to provide Exabyte full rights to the commercial exploitation of the Product with a commercially reasonable royalty. Additionally, Seller shall provide all reasonable assistance necessary to enable Exabyte to exercise this license. Such license shall be freely transferable without the prior written consent of Seller.

7.      Confidentiality

     Each party ("Recipient") may receive or learn of Confidential Information from the other party ("Discloser"). Recipient shall hold Discloser's Confidential Information in trust and confidence employing at least the same measures to protect Discloser's Confidential Information as Recipient employs to protect its own Confidential Information and in no event less than due care. Recipient shall only disclose Discloser's Confidential Information to persons:

          (i)      with a need to know such Confidential Information and only to the extent necessary to permit the performance of obligations arising under this Agreement; and

          (ii)      who are bound not to disclose such Confidential Information under at least the same terms as dictated in this Agreement.

      (a)       "Confidential Information" means Intellectual Property, models, parts, drawings, programs, specifications, processes, test or financial data, methods, ideas, research, designs, forecasts, plans, customer names, or other information with respect to Discloser that could provide Discloser with a competitive advantage, or that must be kept confidential under law or other obligation. "Confidential Information" also includes oral or written disclosures of information which, if presented in written form, marked as secret, confidential or proprietary at the time of disclosure or, if presented orally or visually, is identified as such at the time of disclosure with Recipient's subsequent confirmation within thirty (30) business days of such disclosure by written summary of such Confidential Information referencing the date disclosed and marked as set forth in the same manner as written form. The undertaking and obligations of Recipient under this Agreement shall not apply to documents disclosed pursuant to Section 7.1 below or Confidential Information that is:

          (i)      already known to Recipient or after its entry into the public domain, provided each occur without any wrongful action or inaction by Recipient;

          (ii)      independently developed by Recipient without reference to the Discloser's Confidential Information; or

          (iii)      generally disclosed to third parties without restriction; or

          (iv)      Lawfully acquired by Recipient from a third party having the proper right to such information.

     7.1.      Compelled Disclosure

          In the event Recipient is compelled by proper judicial or governmental authority to disclose the Dicloser's Confidential Information, then Recipient shall, prior to disclosure;

          (i)      promptly Notify Discloser;

          (ii)      allow Discloser a reasonable time to oppose the disclosure; and

          (ii)      cooperate with Discloser to set in place adequate measures for the protection of such Confidential Information despite the compelled disclosure.

     7.2.      Return of Confidential Information

          Recipient shall, immediately upon request of Discloser, return to Discloser any or all tangible manifestations of Discloser's Confidential Information in the possession of Recipient and permanently destroy its electronically stored records of such Confidential Information. Recipient further agrees to employ commercially reasonable efforts to retrieve tangible manifestations of Discloser's Confidential Information that Recipient has given to third parties and seek their permanent destruction of all electronically stored records of such Confidential Information.

     7.3.      Publicity

          Neither party shall, without first obtaining the other party's written permission, in any manner advertise, publish, or disclose the material terms, unique Specifications in, or details of, this Agreement except as required by law.

     7.4.      Transfer of Product to Third Parties

          Seller agrees not to deliver, sell, rent, or release Product containing Exabyte Confidential Information to any party other than Exabyte except by Exabyte's written authorization under the terms of Section 9.4 below. In the event Seller leases, sells or otherwise transfers Product to a third party, Seller shall first remove from such Product any symbols, words, numbers or any marks associated with Exabyte.

     7.5.      Disclaimers

          The sole act of furnishing Confidential Information shall not be construed to grant any license or constitute any assignment of any right. Discloser's Confidential Information shall remain the exclusive property of the Discloser. Neither party shall be obligated to restrict the work assignments of their respective employees solely by virtue of either party's receipt of Confidential Information. Both parties may provide products or services competitive with the other party or do business with competitors of the other party notwithstanding the furnishing or receipt of Confidential Information. Discloser makes no warranties, express or implied with respect to Confidential Information, beyond the express terms contained in this Agreement. The Discloser shall not be liable for any damages arising out of the reliance on Confidential Information disclosed hereunder.

     7.6.      Non-Solicitation

          To further protect Confidential Information, neither party shall directly or indirectly encourage or seek to influence any employee of the other party to leave that other party's employment during the term of this Agreement and for six (6) months after its termination or expiration.

     7.7.      Equitable Remedies

          Because Recipient acknowledges and agrees that Discloser would suffer irreparable harm if any Confidential Information were disclosed or treated contrary to the intent of this Section 7, Recipient agrees that Discloser shall have the right to seek and obtain injunctive relief upon any actual or threatened violation herein, in addition to all other rights and remedies available at law or in equity.

     7.8.      Survival

          Notwithstanding anything in this Agreement to the contrary, all obligations of confidentiality and non-disclosure between the parties shall survive expiration or termination of this Agreement and be binding upon the parties for an additional period of five (5) years after the termination or expiration of this Agreement.

8.      CONSTRUCTION OF AGREEMENT

     8.1.      Headings and References

          Section headings are for reference purposes only and shall have no operative effect in the construction of the rights or obligations of the parties pursuant to this Agreement. References to a section number include all of its subsections.

     8.2.      Official Language

          All documents under this Agreement including without limitation, notices, reports and correspondence ("Documents") shall be submitted and maintained in the English language which is the official language of this Agreement and the English version of this Agreement shall be the sole binding version. Documents not originally written in English shall have no effect under this Agreement until they have been translated into English by the party providing the Document and the English translation shall then be the controlling form of the Document.

     8.3.      Applicable Law

          This Agreement shall be construed under and governed solely by the laws active within the State of New York without regard to any legal or equitable doctrine that would cause another jurisdiction's law to apply. The parties hereby specifically exclude the United Nations Convention for the International Sale of Goods from any application with respect to this Agreement.

     8.4.      Order of Precedence

          In the event of any conflict between:

          (i)      the provisions of the main body of this Agreement and those in the exhibits hereto; or

          (ii)      any subsequent amendments of this Agreement and the documents in (i) above;

          (iii)      the order of precedence shall be: first, the amendments; second, the exhibits; and third, the main body of this Agreement without regard to any conflicting attachments. Additional terms and conditions appearing in full on the face of a purchase order issued by Exabyte and accepted by Seller shall be effective and shall supersede conflicting terms and conditions of the documents listed in both (i) and (ii) of this Section 8.4.

     8.5.      Singular and Plural Expressions

          Defined terms, words or other expressions shall retain their meanings as defined herein regardless whether their definition or the usage occurs in the singular or plural form as necessary in the context.

9.      GENERAL PROVISIONS

     9.1.      ISO Certification

          Seller represents and warrants that its facility will be certified under the quality standards of International Standards Organization ISO 9002, and agrees to take all reasonable steps to maintain such certification during the term of this Agreement and to promptly notify Exabyte of any change in Seller's ISO 9002 certification status.

     9.2.      Entire Agreement: Counterparts

          This Agreement, together with its attachments, exhibits and Appendices is the sole and complete statement of the rights and obligations of the parties as to the sale and purchase of Product and it supersedes all previous understandings, negotiations and proposals between the parties concerning the subject matter. By their signatures below, the parties execute this Agreement and all its attachments, exhibits and appendices. This Agreement may not be altered, amended, rescinded or modified except by a written agreement between Seller and Exabyte signed by an authorized officer of each party. Any terms or conditions on purchase orders, invoices or acceptance forms are not effective except as stated in this Agreement. This Agreement may be simultaneously executed in multiple counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same Agreement.

     9.3.      Disputes

          Any disputes arising under this Agreement shall be decided by state or federal courts in Boulder or Denver County, State of Colorado. The parties consent to the jurisdiction and venue of such courts.

     9.4.      Enforcement

          In the event an authorized court with jurisdiction declares any provisions of this Agreement unenforceable, the remaining enforceable provisions shall survive, provided that this Agreement, as so modified, still expresses the general intent of the parties. In the event the general intent of the parties cannot be preserved, this Agreement, or such provisions, shall either be renegotiated in good faith or rendered null and void.

     9.5.      Notice

          Notice under this Agreement shall be sent to a party at its respective address shown in the preamble to this Agreement (or as amended by Notice pursuant to this Section 7). Notice shall be effective upon receipt which shall be deemed to occur three (3) business days after dispatch unless actually received earlier.

          (a)      Communications between Program Managers may be sent via facsimile to Exabyte using the following fax number: [...***...], to Buyer using the following fax number [...***...], and to Seller using the following fax number: [...***...].

          (b)      Notice of default, breach, termination, assignment, or expected or actual disclosure of the other party's Confidential Information under Section 7.1 above, shall be sent to the respective party's General Counsel by overnight mail or another mode if it generates a receipt by a bona fide third party.

*Confidential Treatment Requested

          (c)      Overnight deliveries must be sent to Exabyte, Buyer and Seller at the following address:

               Exabyte :
               Exabyte Corporation
               1777 Exposition
               Boulder, Colorado 80301 U.S.A.
               Attn: Mr. Craig R. Smith

               Buyer :
               Nihon Exabyte
               Kioicho TBR Building 1214, 5-7
               Koujimachi, Chiyoda-ku,
               Tokyo 102, Japan
               Attn.: Mr. Hiro Endo

               Seller :
               Sales Development Dept.
               Domestic Sales Division
               Digital Media Systems Sales Division
               Digital Media
               Hitachi, Ltd.
               Attn: Mr. Eizi Yano / Department Manager

     9.6.      Assignment

          This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns, but no party shall have the power to assign this Agreement or any rights or obligations hereunder or under any purchase order without the prior written consent of the other party other than as allowed in Section 3.6.1, or in connection with a merger, consolidation, sale of substantially all of its assets or other business combination. Notice shall be given before any assignment.

     9.7.      Waiver

          A waiver by either party of its rights hereunder with respect to a breach of the other party's obligations shall not be construed as a continuing waiver with respect to other breaches of the same or other provisions of this Agreement.

     9.8.      No Agency Created

          Neither party is a partner, joint venturer, agent, representative, or employee of other parties. Neither party or that party's employee, consultant, contractor or agent is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of other parties or to bind such other parties in any manner to anything whatsoever.

     9.9.      Compliance with Laws and Rules

          Seller represents that it does and shall at all times comply with the provisions of all applicable national, international, state and local laws, rules and regulations, and US federal law that relate to this Agreement including, but not limited to, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Service Contract Act, the Clean Air and Water Act, the Drug-Free Workplace Act, the Equal Employment Opportunity Act Foreign Corrupt Practices Act and affirmative action clauses prescribed by Executive Orders. Seller agrees to provide:

          (i)      information to enable Exabyte to comply with such laws and regulations in the use and sale of the Product; and

          (ii)      upon Exabyte's request, statements substantiating Seller's compliance.

          If the Product is purchased for incorporation into merchandise sold under a US government contract or subcontract, the terms required by law to be inserted shall apply to that purchase.

          9.9.1.      Insurance

               Seller warrants that Seller has product liability insurance in the minimum amount of one million dollars (US $1,000,000) per occurrence and two million dollars in the aggregate (US $2,000,000) including product liability and completed operations coverage. Seller agrees to provide Exabyte evidence of such insurance upon request.

          9.9.2.      Restricted Chemicals

               Seller agrees not to use in the course of performance of this Agreement, and warrants that the Product does not contain nor has been manufactured using, any "class I substance" within the meaning of 42 USC Section 7671a. Seller shall Notify Exabyte if any chemicals on the Exabyte List of Restricted Chemicals are used in the manufacture of, or are contained in, the Product.

          9.9.3.      Indemnification

               Seller agrees to indemnify and hold Exabyte harmless for any costs, damages, and/or expenses arising from Seller's non-compliance with this Section 9.9.

     9.10.      Import/Export Requirements

          In the event any Product supplied under this Agreement is imported for sale to Exabyte, Seller agrees to allow Exabyte to be the importer of record where possible. Exabyte reserves the right to file, and Seller hereby transfers to Exabyte, all third party duty drawback claims. The Seller will provide all necessary documents to Exabyte for duty drawback claims in accordance with US Customs regulations. Seller shall mark every Product or its container with the country of origin and otherwise comply with all applicable import rules, regulations and laws. Seller shall notify Exabyte if Product falls under any export restrictions.

     9.11.      Force Majeure

          Either party's non-performance under this Agreement shall be excused to the extent that performance is rendered impossible due to major disruptive acts of God, war, debilitating fires, or when directly due to governmental restrictions, for so long as such disturbance continues ("Force Majeure"). The obligations of the parties shall be restored when Force Majeure no longer directly affects the party's ability to perform. Notwithstanding the foregoing, non-performance due to Force Majeure that continues for more than twenty (20) calendar days may be cause for termination of this Agreement.

          (a)      Upon Seller's return to production following an event of Force Majeure, Seller agrees to allocate its factory production based on the following: Seller will determine what percentage of its total factory production was allocated to Exabyte, averaged over the last four (4) months of full production plus the upcoming 1-month period indicated on Exabyte's firm purchase order, and will allocate that same percentage, or greater, of production to Exabyte until such time as Seller is able to meet Exabyte's demand for Product.

     9.12.      Express Remedies No Limitation or Excuse

          The remedies enumerated herein shall not:

               (i)      limit either party's right to resort to other remedies available at law or equity; or

               (ii)      excuse performance.

     9.13.      Time of the Essence

          Time is of the essence with respect to this Agreement.

     9.14.      Survival of Provisions

          In addition to those provisions that state so, Sections 2.2, 4.3, 5.3, 5.4.4, 5.6, 7.6 and any other provisions in this Agreement, which by their nature should survive after termination or expiration of this Agreement, shall survive.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the last date signed below, 03/02/01 ("Effective Date").

	For EXABYTE CORPORATION:		For SELLER:

By:	/s/ William L. Marriner	By:	/s/ Tadahiko Ishigaki
	William L. Marriner		Mr. Tadahiko Ishigaki
Title:	President / Chief Executive Officer	Title:	Director, Digital Media Systems Sales Division Digital Media Hitachi, Ltd.

Date:	March 2, 2001	Date:	March 2, 2001
For BUYER:

By:	/s/ Hiroshimo Endo
Mr. Hiro Endo
Title:	Director

Date:	March 2, 2001

PURCHASE AGREEMENT

INDEX OF ATTACHMENTS

     APPENDIX I          Product and Pricing

     APPENDIX II          Spare Parts and Pricing

     APPENDIX III          Key Technical Personnel

     APPENDIX IV          Exabyte's Liability for Work-In-Process and Certain Unique Long-Lead Time Components

     APPENDIX V          Funded Tooling and Exabyte Property at Hitachi

     EXHIBIT A          Specifications

     EXHIBIT B          Quality Plan with Process Verification Plan (PVP)

     EXHIBIT C          Shipping Requirements

     EXHIBIT D          Exabyte List of Restricted Chemicals